SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

SECURITIES EXCHANGE ACT OF 1934
Rel. No. 37990 / November 26, 1996

Admin. Proc. File No. 3-8395
-----------------------------------------------

                     In the Matter of

         NEW ALLIED DEVELOPMENT CORPORATION,
                   ERICA J. HULL, and

                   GRADY A. SANDERS
1.       _______________________________________________


OPINION OF THE COMMISSION

         BROKER-DEALER PROCEEDING

                  Grounds for Remedial Action

                           Fraud in the Offer and Sale of Securities

                           Sale of Unregistered Securities


                  Where issuer of securities, president, and control Person failed to state material facts and made false and misleading statements of material facts in the offer and sale of securities of the issuer, held, in the Public interest to require president and control person to pay penalties, to bar president and control person from association with any offering of penny stock, to require control person to disgorge ill-gotten gains, and to order respondents to cease and desist from committing or causing future violations.

APPEARANCES:

         Mark Dzarnoski, of Mark Dzarnoski Ltd., for respondents.

     Jennifer A. Ostrom and Robert M. Fusfeld, for the Division
Of Enforcement.
Appeal filed:  October 6, 1995
Last brief filed:  December 18, 1995

                                       I.

     New Allied Development  Corporation ("New Allied" or the "Company"),  Erica
J. Hull, and Grady A. Sanders (collectively "Respondents") appeal from the decision of an administrative law judge. The law judge found that the Respondents, in connection with the offer and sale of New Allied securities, failed to state material facts and made false and misleading statements of material facts, in violation of Section 17(a)(1) of the Securities Act of 1933 ("Securities Act") and Section 10(b) of the Securities Act of 1934 ("Exchange Act") and rule 10b-5 thereunder (collectively ("antifraud provisions"). He also found that Sanders sold shares of New Allied stock, in violation of Securities Act Section 5(a) and (c) ("registration provisions").

     The law judge required Hull and Sanders to pay penalties, barred Hull and Sanders from participating in any offering of penny stock, required Sanders to disgorge ill-gotten gains, required Respondents to perform an accounting and Hull and Sanders to disgorge funds used for personal expenses, and ordered Respondents to cease and desist from committing or causing future violations. Our findings are based on an independent review of the record.

                                       II.

     This proceeding involves fraudulent misrepresentations and omissions by Sanders and Hull in connection with the offer and sale of New Allied securities. -[1]- Hull met Sanders in 1988, at which time they began a personal and professional relationship. Hull has since worked with Sanders at several companies with which he was associated, including New Allied.

----------FOOTNOTES------------

         -[1]- Sanders was the subject of two previous injunctive actions brought by this Commission involving some of the same types of misconduct for which he was disciplined in this proceeding. The United States District Court for Nevada permanently enjoined Sanders from violating various provisions of the federal securities laws, including Section 10(b) of the Exchange Act. The action involved the development of a casino in Atlantic City, New Jersey, SEC V. Grady A. Sanders, et al., CV-LV 79-57, RDF (D.Nev. April 5, 1979).

         The United States District Court for Colorado also permanently enjoined Sanders from violating various provisions of the federal securities laws, including Section 10(b) of the Exchange Act. Among other things, the case concerned the background and identity of controlling persons of an issuer of securities, the acquisition or disposition of securities through nominees acting under Sanders' control, and the public sale of unregistered securities. SEC v. Grady A. Sanders, et al., Civ. Action No. 85-C-2542 (D.Colo. July 18, 1989).

History of New Allied

     In 1990, Hull's brother, Dr. Michael Hull ("M. Hull"), was in the process of patenting various medical and other products. He wanted to shield himself from any resulting personal liability by exchanging the rights to his products for stock in a public company. The Hulls asked Sanders to help them acquire a public shell. Sanders recommended that Hull talk to his long-time associate William Campbell about acquiring New Allied, a Campbell-controlled dormant uranium mining company with no assets. -[2]- Both Sanders and Hull participated in the negotiations with Campbell. On September 5, 1990, New Allied acquired the rights to M. Hull's products in exchange for 2,150,000 New Allied shares with an assigned value of $2,150,000. -[3]- This transaction resulted in Sanders and Hull together controlling 52.4% of New Allied's outstanding stock. The 2,150,000 shares were issued according to Hull's instructions: 550,000 to Hull, 30,000 to
M. Hull, 500,000 to Morning Star Trust, 1,000,000 to Oval Wood Trust, and 70,000 to other officers and directors of New Allied. -[4]- Campbell had Brush Prairie Minerals, Inc. ("Brush Company"), a company he controlled, transfer 250,000 additional New Allied shares into nominee accounts designated by Sanders.

     New Allied's original business plan was to develop and sell M. Hull's medical and consumer products. However, New Allied never sold any products and a prototype was developed for only one of the products. Sanders suggested to the Hulls that New Allied instead enter the gaming business by building a casino in Black Hawk, Colorado. He approached Hull about obtaining commercial property in Black Hawk from Campbell, and New Allied

----------FOOTNOTES------------
         -[2]- Sanders knew that Campbell had been the subject of two injunctions and two criminal convictions. In 1973, Campbell was convicted of federal tax charges, for which he served time in federal prison. In 1968 and 1978, he was permanently enjoined from committing violations of the federal securities laws. In July 1987, Campbell was convicted of criminal contempt of the 1968 injunction. Sanders testified at that trial.

         -[3]- The historical cost of M Hull's product rights was approximately $17,000.

         -[4]-             Sanders was the settler of Morning Star Trust.
                           The beneficiaries were Hull, and Sanders' children, Stephanie and Scott. The trustees were Hull and Stephanie Sanders. The 1,000,000 shares issued to Oval Wood Trust were subsequently transferred to Hull and M. Hull.

acquired this property on December 5, 1990. -[5]- On December 27, 1990, New Allied acquired additional property zoned for gaming in Black Hawk from O'Hara Resources. New Allied exchanged stock for both of these properties.

     The casino New Allied planned to build was estimated to cost between $27 million and $30 million. New Allied never obtained financing for the casino, a gaming license, a liquor license, or a building permit, and, although a contract with a manager for the proposed casino was negotiated, it was never signed. -[6]-

     In August 1993, New Allied sold its property in Black Hawk to Country World Casinos, Inc. ("Country World"). In addition to cash and Country World stock, New Allied received promissory notes in the amounts of $3,450,000 and $750,000. Hull and Sanders negotiated the sale of the property to Country World.

Role of Hull and Sanders with New Allied

     When Hull and Sanders acquired New Allied in September 1990, Hull became president, CEO, and a director of New Allied. Although Sanders was not shown as an officer or director of New Allied, he and Hull together directed the Company's business activities. Sanders attended and participated in most meetings of New Allied's board of directors, and he recommended to New Allied the hiring of numerous people and firms. He aided Hull in preparing or reviewing New Allied's press releases and due diligence materials, and he handled communications with broker-dealers on behalf of New Allied.

     In connection with the plans to develop and build a casino in Black Hawk, Sanders became New Allied's "project manager." In February 1991 and February 1992, New Allied entered into two written management agreements with Sanders and First Federal Mortgage & Loan (First Federal"), a company controlled by Sanders. As part of this agreement, Sanders and First Federal received options to purchase numerous shares of New Allied restricted stock.

     Effective December 31, 1992, New Allied agreed to repurchase the unexpired options to purchase New Allied stock previously

----------FOOTNOTES------------
         -[5]-             The property was owned by Campbell-controlled
                           Brush Prairie.

         -[6]- In April 1992, Sanders signed a letter agreement between New Allied and a general contractor to build the casino, but New Allied never made payments in accordance with the terms of the agreement.

granted to Sanders and First Federal, and to repurchase the 500,000 shares of New Allied stock previously issued to Morning Star Trust. As consideration, New Allied issued an $800,000 promissory note to Morning Star Trust, and a $250,000 promissory note to First Federal. The agreement also terminated the management agreement between First Federal and New Allied as of February 6, 1993. As additional consideration, New Allied issued a $450,000 promissory note to First Federal for services it had previously rendered to New Allied. All three notes were secured by New Allied's properties in Colorado, and were payable on or before December 30, 1993.

Trading in New Allied Stock

     New Allied stock has been available for public trading since November 1988 and has been quoted on the NASD OTC Bulleting Board since at least May 1991. During August and September 1990, there were 20 transactions in New Allied stock at prices ranging from $.625 to $1.25 a share. Trading then ceased throughout April 1991. From May 1991 through March 6, 1992, there were approximately 170 retail purchase transactions in New Allied stock at prices ranging from $.03 to $7.00 a share. On March 17, 1992, this Commission suspended trading in New Allied for a single ten-day period. -[7]- New Allied did not resume trading until January 1993. During January 1993, there were 20 retail purchase transactions in New Allied stock at prices ranging from $1.50 to $2.875 a share.

Publicly-Disseminated Statements

     Between January 1991 and January 1993, Respondents disseminated six documents containing materially false misstatements and omissions. On January 16, 1991, Respondents issued a disclosure statement pursuant to EA Rule 15c2-11 with unaudited financial statements dated as of December 31, 1990. -[8]- The disclosure statement represented that the rights to M. Hull's products were valued at $2,150,000, although their historical cost was approximately $17,000. It did not

----------FOOTNOTES------------
         -[7]-             Securities Exchange Act Rel. No. 30492 (Mar. 17,
                           1992), 51 SEC Docket 27. Questions had been raised about the adequacy and accuracy of publicly-disseminated information concerning the ability of New Allied to construct and open a casino in Black Hawk, Colorado by May 1992.

disclose that Sanders was a control person of New Allied who had a substantial stock interest held in nominee names, and that two permanent injunctions had been entered against him. The statement failed to reveal that a significant shareholder, Brush Prairie, was controlled by Campbell, who had been the subject of two injunctions and two criminal convictions.

     On March 10, 1992, Respondents distributed to broker-dealers a 15c2-11 disclosure statement with unaudited financial statements dated December 21, 1991. -[9]- Unlike the January 16, 1991 disclosure statement, the March 10 disclosure statement did not misrepresent the value of the rights to M. Hull's products. However, it again failed to disclose that Sanders was a control person of New Allied, that two permanent injunctions had been entered against him for violations of the federal securities laws, -[10]- that he held New Allied stock in nominee accounts, and the amount of stock held in those accounts. The statement also did not disclose that Campbell owned Brush Prairie, which owned 6.01% of New Allied's outstanding stock, or Campbell's two injunctions and two criminal convictions.

     On March 31, 1992, Respondents distributed another 15c2-11 disclosure statement to broker-dealers. Again, the statements failed to disclose Sanders' control person status, his complete disciplinary history, -[11]- and his substantial stock interest in New Allied held in nominee accounts. It also failed

----------FOOTNOTES------------
         -[9]- In February or March 1992, Hull and Sanders had met with a New Allied accountant regarding preparation of New Allied's 15c2-11 statements dated March 10 and 31, 1992.

         -[10]- The statement disclosed only that Sanders was a consultant for New Allied and had previously entered into a "consent decree" in 1989.

         -[11]-   It stated:

          In 1989, Grady Sanders entered into a consent decree with the Securities and Exchange Commission. Pursuant to said consent decree, Grady Sanders was permanently enjoined from violations of [specified provisions of the federal securities laws]. In connection with the consent decree, Mr. Sanders neither admitted or denied any allegation contained in the Securities and Exchange Commission complaint and there were no findings of fact or conclusions of law of any violation of the Securities Acts by Mr. Sanders.

to disclose Campbell's disciplinary history and control of Brush Prairie. -[12]-


----------FOOTNOTES------------
         -[12]- The law judge found that the 15c2-11 statements dated March 10 and 31, 1992 falsely stated that New Allied's officers and directors did not receive cash salaries, although Hull and Sanders received substantial compensation from New Allied.

                           The compensation purportedly consisted of such personal living expense as rent for an apartment occupied by Hull and Sanders, furniture rental fees, cable television fees, utility bills, hospital fees for a medical procedure for Sanders, and non-business-related hotel expenses, rental cars, and credit card accounts.

         Respondents argue that no New Allied funds were misused for personal expenses. They point out that Morning Star Trust loaned New Allied approximately $80,000, the loans were disclosed in New Allied's financial statements, the trust had the legal right to demand repayment at any time, and the New Allied funds used for Hull and Sanders' personal expenses were deducted from the balance due to Morning Star Trust from New Allied. The record includes credible documents that support Respondents' assertion that the personal expenditures were appropriately treated as repayment of loans to Morning Star Trust and not as salaries or compensation to Hull and Sanders.

         The Division argued to the law judge that New Allied funds other than those identified by Hull were improperly used for personal expenses. The law judge ordered Respondents to perform an accounting of such funds, and Hull and Sanders to disgorge any amounts determined to have been used for personal expenses. We decline to sustain this order. The Division's own witness, a staff accountant, after reviewing documentation and other evidence, testified that he had no basis for believing that the questioned expenses were inappropriate and the Division offered no other support for its claim.

     In addition to the 15c2-11 disclosure statements, Respondents issued three press releases. On December 5, 1991, Respondents issued a press release representing that New Allied would open its casino in the spring of 1992. Hull and Sanders knew that this representation was false because, among other things, they knew that New Allied did not have a gaming license, a liquor license, a written contract with a general contractor, a building permit, or sufficient funds to build the casino. -[13]-

     On March 3, 1992, New Allied held a ground-breaking ceremony at the proposed casino site and distributed a press release announcing that the casino would open in May 1992. Hull and Sanders knew that the casino would not open in May 1992. New Allied still had not applied for a gaming license, had not entered into a building contract, had not obtained building permits, and had not secured the funding necessary to construct the casino.


----------FOOTNOTES------------
         -[13]-            Sanders  admitted that he knew it would take at least
                           six  months  to  build  the  casino   from  the  time
                           construction began.

     On January 26, 1993, Respondents issued a press release announcing that AN had agreed to repurchase shares of its stock preciously issued to Morning Star Trust and options to purchase additional shares previously issued to First Federal. The release stated that, as compensation for the repurchases, New Allied was issuing promissory notes to Morning Star Trust and First Federal, and that the notes were secured by New Allied's Colorado real estate. The release omitted to disclose the material information that Morning Star Trust and First Federal were owned or controlled by Hull and Sanders.

     Hull either prepared the information contained in the 15c2-11 disclosure statements or reviewed the statements before they were distributed. She sent copies of these statements to New Allied market makers as well as to other broker-dealers. Hull also authorized the distribution of the press releases issued by New Allied to broker-dealers and the public. Sanders reviewed the major substantive portions of all of New Allied's 15c2-11 disclosure statements before they were distributed, and he either reviewed the press releases or discussed them with Hull before they were publicly distributed.

                                      III.

     We find that the omissions and misstatements in all six of the documents discussed above were material, false, and misleading. Respondents raise various defenses, which we discuss below.

     Respondents argue that, although Sanders performed substantial services for New Allied, he was not a control person.

     They maintain that none of Sanders' activities established him as anything more than a tool controlled and supervised by the board of directors. -[14]- They assert instead that Hull's control was demonstrated by the numerous tasks she performed on behalf of New Allied. However, the fact that Hull may have been a control person, as Respondents argue, does not negate the overwhelming evidence that Sanders was too.



----------FOOTNOTES------------
         -[14]- Respondents argue that the antifraud provisions are designed to reach only conduct involving manipulation, and that misrepresentations or omissions are not actionable under the antifraud provisions unless they affect or control the price of ss. This argument is meritless. The antifraud provisions clearly encompass violative conduct that is intended to manipulate or to deceive or to defraud. See e.g., Santa Fe Industries, Inc. v. Green, 430 U.S. 185,
                           193, (1976).

     The record establishes that Sanders was the driving force behind the Company from before he and Hull obtained control of New Allied in September 1990 at least until New Allied sold its real estate to Country World in August 1993. Among other things, Sanders located New Allied for use by the Hulls to develop
M. Hull's products, introduced Hull to Campbell, and participated in the negotiations to purchase New Allied. He first introduced the idea of New Allied going into the gaming business to Hull, located all the land purchased by New Allied, presented the property to Hull, negotiated the eventual sale of the property to Country World. In fact, Sanders negotiated virtually every contract for New Allied, regardless of its connection to the proposed casino.

     Throughout the relevant period, Sanders participated in numerous day-to-day activities on behalf of New Allied. He aided Hull in preparing or reviewing New Allied's press releases and due diligence materials, communicated with broker-dealers on behalf of New Allied, conferred with New Allied's counsel regarding various business matter, and met with New Allied's accountants regarding the Company's financial statements. He recommended the hiring of numerous people and firms to New Allied, worked with New Allied's architects to design the layout of the casino and structure of the buildings, and negotiated on behalf of New Allied with various persons to manage the casino. He tried to raise money for New Allied, often attending meetings with prospective investors in the casino without Hull being present, and he attended and participated in most meetings of New Allied's board of directors. Accordingly, we find that Sanders was a control person whose name should have been disclosed in the 15c2-11 statements.

     Respondents argue that Sanders' acquisition and distribution of New Allied ss using nominee names did not violate the antifraud provisions and any liability emanating from these activities may be predicted only upon Section 5 of the SA. We disagree. Given Sanders' extensive disciplinary history, his use of nominees was a part of his scheme to hide the extent of his ownership of New Allied from the public and regulatory authorities. In this context, the failure to disclose Sanders' activities was a material omission that violated the antifraud provisions. -[15]-

----------FOOTNOTES------------
         -[15]- Information is material if there is substantial likelihood that a reasonable investor would consider it important to an investment decision. See Basic, Inc. v. Levinson, 485 U.S. 224, 230-32
                           (1988); TSC Industries, Inc. v. Northway, Inc., 426 U.S. 438, 449 (1976).

     There is no merit to Respondent's argument that Hull and New Allied are not liable under Section 17(a) of the SA because they did not sell any stock. Actual sales by a respondent are not required to establish a violation of Section 17(a). -[16]- Section 17(a) expressly proscribes fraud in the offer, as well as in the sale, of a security. New Allied stock was being offered in the over-the-counter market while the material misstatements and omissions were in the public domain. Thus, Hull and New Allied's activities are proscribed by
Section 17(a).

     Respondents contend that the $2,150,000 valuation of M. Hull's products disclosed in the 15c2-11 material dated January 16, 1991 was truthful. They contend that the notes to the financial statements clearly disclosed that the valuation was based on the number of newly-issued shares exchanged for the products with an attributed value of $1.00 a share. This reasoning is circular. New Allied had no assets prior to the sale to Sanders and the Hulls. There was no intrinsic value to the newly-issued shares. The $2,150,000 value was assigned based on the purported value of the products for which the shares were exchanged. It was fraudulent to represent to the public that M. Hull's products were worth anywhere near $2,150,000. -[17]-

     Respondents assert that investors did not find the overvaluation of M. Hull's products material because there were no transactions in New Allied stock for over three months following the release of this information. They similarly argue that March 3, 1992 announcement had no material impact upon the trading in New Allied's securities because there were no transactions in New Allied stock between March 7, 1992 and the time the casino's projected opening date was corrected in the 15c2-11 disclosure statement dated March 31, 1992. However, it is well established that reliance need not be shown to establish

----------FOOTNOTES------------
         -[16]- See e.g., SEC v. American Commodity Exchange, Inc., 546 F.2d 1361, 1365 (10th Cir. 1976).

         -[17]-            Respondents also assert that, even if the value of
                           M. Hull's products was overstated, the financial statements do not overstate the total worth of New Allied's assets because the value of the real estate was more that the value stated in the financials, i.e., its purchase price. Even if Respondents could have assigned a higher value of Mr. Hull's products. In making an investment decision, the accuracy of the value assigned to each major asset, not merely the total worth of the assets, would be material to an investor.

a violation of the antifraud rules. -[18]- In any event, New Allied stock was offered for sale to the public, and there were actual purchases and sales, while the materially false statements were in the public domain.

     Respondents argue that there was no misrepresentation when, in the December 5, 1991 press release, they projected a spring 1992 opening date for the casino because they had almost seven months to meet that projection. We disagree. Respondents did not have the plans, permits, licenses, or financing necessary to even begin construction of a casino, much less have one operating by spring 1992. Respondents' contention that the law judge shifted the burden of proof with respect to the "good faith" and "reasonable basis" of their projection from the Division to them is not tenable on the evidence in this record.

         Respondents acknowledge that the March 3, 1992 announcement contained a projected opening date that could not be achieve. They argue, however, that its dissemination at the groundbreaking fell short of the Texas Gulf Sulphur test, which requires that the announcement be made in a manner reasonably calculated to influence the investing public, because those attending could see

----------FOOTNOTES------------
         -[18]-            See, e.g., SEV v. North American Research & Dev.
                           Corp., 424 F.2d 63, 84 (2d Cir. 1970)("reliance is
                           immaterial because it is not an element of fraudulent representation under Rule 10b-5 in the context of an SEC proceeding against a broker"), Bohn-Williams Securities Corporation, 44 S.E.C. 709, 715 (1971).

         -[19]- Respondents argue that the law judge's finding of liability under SA Section 10(b) with respect to the 15c2-11 statement dated March 10, 1992 are clearly erroneous because there were not purchases or sales of New Allied stock during the three weeks from its issuance until it was supplanted by the statement dated March 31, 1992. However, New
                           Allied stock was being offered for sale during this time, and we have already stated that this is sufficient for liability under Section 17(a). because we find that Respondents' conduct with respect to the March 10, 1992 15c2-11 statement Violates Section 17(a) and that these findings support the sanctions imposed herein, we do not reach the question of liability under Section
                           10(b) and Rule 10b-5 thereunder.

discloses that the notes issued to Morning Star Trust and First Federal were secured by New Allied's disclosed that the notes issued to Morning Star Trust and First Federal were secured by New Allied's property. -[21]- Nevertheless, Respondents fraudulently failed to disclose the material information that Morning Star Trust and First Federal were owned or controlled by Hull and Sanders.

     Respondents maintain that, because they disclosed Sanders' most recent injunction and the basis therefor in the 15c2-11 statement omitted to disclose that this was the second time that Sanders had been enjoined, nor did it disclose the conduct on which the 1989 injunction was based, which was similar to the conduct in which he was engaging with respect to New Allied. Had Respondents made full disclosure, the investing public would have been better informed about Sanders' past misconduct, and would have been capable of making more informed investment decisions concerning New Allied.

     We accordingly find that, except as noted below, -[22]- Hull and Sanders were responsible for the material

----------FOOTNOTES------------
         -[20]- SEC V. Texas Gulf Sulphur Co., 401 F.2d 833, 862 (2d Cir. 1968) (en banc), cert. Denied sub nom. Kline v. SEC, 394 U.S. 976 (1969).

         -[21]- We note that the law judge stated in the initial decision that he promissory notes mentioned in the press release were issued by Country World. The notes were actually issued by New Allied.

         -[22]- The law judge did not differentiate between the Respondents with respect to the responsibility of each for the varying omissions and fraudulent misrepresentations in the six releases. The record does not demonstrate that Hull knew, or was reckless in not knowing, of Sanders' control of New Allied stock held by nominees, or of Campbell's extensive regulatory and criminal record. Accordingly, we do not find her culpable for any omissions pertaining thereto.

omissions and fraudulent representations in the 15c2-11 disclosure statements and press releases. Respondents knowingly and intentionally disseminated this materially false information to the investing public, through broker-dealers and the press. Their conduct consequently satisfies the requisite scienter requirement. We therefore find the Respondents willfully violated Section 17(a)(1) of the SA and Section 10(b) of the Exchange Act, and Rule 10b-5 thereunder. [23]-

IV.

Sanders' Sale of Unregistered Securities

     As the law judge also found, Sanders violated registration provision of the SA when, between June 3, 1991 and March 19, 1993, he sold 67,400 unregistered shares of New Allied stock held by his nominees in 14 sales and realized proceeds of $115,195. Sections 5(a) and (c) of the SA make it unlawful for any person to sell, or offer to sell, an unregistered security in the absence of an exemption from registration. Except for securities exempt under Section 3(a)(2) through 3(a)(8) of the Securities Act the determination of whether offers and sales are required to be registered depends on an analysis of the transaction. -[24]- The burden of producing credible evident of an exemption from registration rests on those claiming its benefit. -[25]- Respondents have failed to meet that burden.

     Evidence in support of an exemption must be explicit, exact, and not built on mere conclusory statements. -[26]- There is no such evidence here. It is undisputed that Sanders used

----------FOOTNOTES------------
         -[23]- Respondents argue that the law judge lack impartiality and was biased. They offer nothing to support this claim; our review of the record discloses no bias. The fact that the law judge did not rule in Respondent's favor does not support a finding of bias.

         -[24]-            Allison v. Ticor Title Ins. Co., 907 F.2d 645, 648
                           (7th Cir. 1990)

         -[25]-            See, e.g., SEC V. Ralston Purina Co., 346 U.S.
                           119, 126 (1953); SEC V. Culpepper, 270 F.2d 241,
                           246 (2d Cir. 1959); V.F. Minton Securities, Inc., 51 S.E.C. 346, 352 (1993), Aff'd; 18 F.3d 937 (5th
                           Cir. 1994) (table); Dale D. Schwartzenhauer, 50 S.E.C. 1155, 157 (1992).

         -[26]- Minton, 51 S.E.C. at 352 (and authority cited therein).

jurisdictional means to offer and sell the stock. -[27]- Respondents, however, argue that Sanders' sales were exempt from registration because Sanders was not a control person of New Allied at the time that he acquired the shares from Campbell through Brush Prairie. They argue further that Brush Prairie, which had acquired the stock three years and nine months earlier, transferred "free-trading shares to Sanders' nominees who were thus permitted to sell stock even if Sanders may have controlled some of the stock in nominee names.

     Respondents have not met their burden of demonstrating the availability of any exemption. First, we have already determined that Sanders was a control person of New Allied. Thus, for purposes of Rule 144, Sanders was an affiliate of New Allied when his nominees acquired the shares and when he sold the 67,400 shares held by his nominees. As such, Respondents failed to provide evidence to show that Sanders' sales met the conditions of Rule 144 or otherwise qualified for an exemption.

     Second, Respondents have not shown that the transfer of stock by Campbell and Brush Prairie to Senders' nominees was exempt from registration. Campbell controlled Brush Prairie, and he was the president of New Allied until he was replaced by Hull on September 5, 1990. When Campbell, through Brush Prairie, transferred the stock to Sanders' nominees less than one month later, Campbell was an affiliate of New Allied, his transfer of shares to Sanders' nominees would have had to meet the conditions of Rule 144 to make the shares unrestricted securities in Sanders' hands. -[29]- The amount of time that Campbell held the shares


----------FOOTNOTES------------

         -[27]-            See Section 5 of the Securities Act.

         -[28]- Respondents assert that the Division did not meet its burden of proof that Sanders controlled all of the shares in the nominee accounts. We disagree. It is undisputed that Sanders directed Campbell to Transfer New Allied shares to the designated Nominee accounts. The Division established that Sanders eventually sold 67,400 of those shares and That the sales proceeds went directly to Sanders Or to entities that he controlled. Although Sanders tried to explain to the law judge that he Did not control the shares in some of the nominee Accounts, his explanations were evasive and filled With contradictions and inconsistencies, and were Not credited by the law judge.

         -[29]- Securities Act Release No. 6099, 44 FR 46752 (August 8, 1979) item 1.

prior to transferring them to Sanders' nominees is but one of the required conditions of Rule 144. Respondents failed to show that the transfer from Campbell to Sanders' nominees met the remaining conditions specified in Rule 144 or otherwise qualified for an exemption. -[30]-

     Accordingly, we find that Sanders willfully violated Sections 5(a) and (c) of the Securities Act. -[31]-

                                       V.

     The assessment of a penalty pursuant to Section 21B of the Exchange Act depends on a finding that such an assessment is the public interest. -[32]- Factors that may be considered in determining the penalty amount are specified in Exchange Act Section 21B(c), -[33]- Because the violations at issue involved fraud, deceit, and deliberate disregard of regulatory requirements, it is appropriate to impose second-tier penalties.

----------FOOTNOTES------------
         -[30]- In fact, the evidence shows that Rule 144(f), which generally admits only anonymous, unsolicited open-market transactions, could not have been satisfied.

         -[31]- To have committed a "willful" violation, a respondent need only have intentionally committed the act which constitutes the violation. E.g., Tager v. SEC, 344 F.2d 5, 8 (2d Cir. 1965); Arthur
                           Lipper Corp. v. SEC, 547 F.2d 171,
                           180 (2d Cir. 1976), cert. Denied,
                           434 U.S. 1009 (1978).  See also
                           Butcher & Singer, Inc., 48 S.E.C.
                           640, 643 (1987).

         -[32]-            Exchange Act Section 21B(a).

         -[33]-            The factors relevant to our consideration here are:

                    - whether the act or omission at issue involved fraud, deceit or deliberate or reckless disregard of a regulatory requirement;
                    -    the extent to which any person was unjustly enriched;
                    - whether we have previously found the respondent of have violated the Federal securities laws, or the respondent has been enjoined by a court from violation of such laws; and
                    - the need to deter respondent and other persons from committing such acts of omissions.

However, it does not follow that we must impose maximum second-tier penalties against both Hull and Sanders. The requirement in Section 21B(a) that we find that "such penalty is in the public interest" requires that the public interest finding support the amount of a particular assessment, not merely the general decision to assess a penalty. -[34]-

     In this proceeding, the law judge assessed the maximum second-tier penalty for each of the antifraud violations by Hull, as well as for each of the antifraud and registration violations by Sanders. For the reasons discussed below, we conclude that the public interest in assessing a penalty against Hull differs from that involving Sanders, and we accordingly decrease the penalty against Hull.

     Although the conduct of both Hull and Sanders was fraudulent and deceitful, Sanders was the driving force behind the scheme that resulted in the violations at issue. Moreover, this is not the first time that Sanders has violated the securities laws. He was the subject of two previous injunctive actions brought by this Commission involving some of the same types of misconduct for which he is being disciplined here. -[35]- Given Sanders' long history of federal securities law violation involving repeated instances of deliberate deceit, -[36]- severe sanctions are needed to deter him from future violations.

     Past injunctions have proven ineffective to induce Sanders to comply with the law. A steep monetary penalty will assist in impressing upon Sanders the seriousness of his compliance obligations. We find it in the public interest to assess the maximum second-tier penalty of $50,000 against Sanders for each of the three false 15c2-11 disclosure statements and three press releases, and for each of his fourteen sales of unregistered securities.


----------FOOTNOTES------------
         -[34]- First Securities Transfer Systems, Inc., Securities Exchange Act Release No. 36183 (September 1, 1995), 60 SEC Docket 441, 447 n.15.

         -[35]- His earlier misconduct also involved the development of a casing, the acquisition or disposition of securities  through  nominee  acting  under  Sanders'
                           control, and the public sale of unregistered securities.

         -[36]- Both injunctions entered against Sanders were based on violations of the antifraud provisions, which necessarily entail findings of fraudulent or deceitful conduct.

     Hull also committed serious violations. She issued three disclosure statements and three press releases containing statement of material facts that she knew were false and misleading. However, although Hull cannot be excused as an innocent dupe, she was following the direction and example of Sanders. Moreover, Hull did not know the full extent to which the statements made were false. As noted earlier, the record does not demonstrate that Hull knew of Campbell's extensive regulatory and criminal history, or of Sander's stock transactions with respect to his nominee accounts. Further, Hull did not participate in, or have knowledge of, Sander's Section 5 violations. Finally, although Sanders has an extensive history of securities law violations, Hull has none. For these reasons, we find it in the public interest to assess a $25,000 penalty against Hull for each of the six false statements.

     With exception of the reduced penalties assessed against Hull, and our finding that there is no basis for the law judge's order requiring Respondents to perform an accounting and Hull and Sanders to disgorge funds used for personal expenses, we believe that the remaining sanctions imposed by the law judge are amply warranted by the public interest.

     An appropriate order shall issue. -(37)-

     By the Commission (Chairman LEVITT and Commissioners WALLMAN, JOHNSON, and HUNT.





                                                           /s/ Jonathan G. Katz
                                                           --------------------
                                                           Jonathan G. Katz
                                                                Secretary


----------FOOTNOTES------------

                  All of the contentions advanced but he parties have been considered. The contentions are rejected or sustained to the extent that they are inconsistent or in accord with the views expressed in this opinion.